EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2020. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. Daily cases of Covid-19 in Indonesia experienced a declining trend from February 2021 to mid-May 2021, but increased again from mid-May 2021, primarily due to the new Delta variant, and the daily moving average of new cases remains at the highest level since the beginning of the pandemic in December 2019. As of July 11, 2021, the country had recorded over 2.5 million cases of Covid-19, of which 66,464 were fatal. To contain the recent spike in Covid-19 cases, three-week emergency measures including movement restrictions were imposed in Java and Bali on July 1, 2021 and such measures may be extended to stricter measures, longer period and broader regions if the situation worsens.

The Government continues to vaccinate the population, and as of July 11, 2021, approximately 15.0 million persons were fully vaccinated and approximately 21.2 million persons had received a single dose of a vaccine.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

	Year Ended December 31,					Three Months Ended March 31,
	2016L	2017L	2018L	2019P	2020P	2021P
National account and prices:
Real GDP growth (period-on-period)	5.0%	5.1%	5.2%	5.0%	(2.1)%	(0.7)%
Per capita GDP (in millions of Rupiah)	48.0	51.9	56.0	59.1	56.9	N/A
Per capita GDP (in U.S. dollars)(1)	3,604	3,877	3,927	4,175	3,912	N/A
Average exchange rate (Rupiah per U.S. dollar)(2)	13,305	13,385	14,246	14,139	14,525	14,263
Inflation rate ((year-on-year) change in CPI)	3.0%	3.6%	3.1%	2.7%	1.7%	1.4%
External sector:
Current account (% of GDP)(3)	(1.8)%	(1.6)%	(2.9)%	(2.7)%	(0.4)%	(0.4)%
Fiscal account:
Budget deficit (% of GDP)	(2.5)%	(2.5)%	(1.8)%	(2.2)%	(6.1)%	(0.8)%
External debt of the central Government (in trillions of Rupiah)	1,496.3	1,648.2	1,857.4	1,815.1	2,037.0	2,121.0
Debt service ratio (% of Government revenue)	32.5%	34.0%	39.1%	42.8%	45.3%	44.3%

Sources:    Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Financial Report of Central Government/Audited).
P	Preliminary.

(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates were used: Rp13,305 per U.S.$ for 2016, Rp13,385 per U.S.$ for 2017, Rp14,257 per U.S.$ for 2018, Rp14,148 per U.S.$ for 2019 and Rp14,556 per U.S.$ for 2020. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)

Official average exchange rate for the relevant period published by BI in its annual report, except for 2021 which was based on Bank Indonesia’s calculation (average exchange rate up to June 15, 2021).

(3)

As published by Bank Indonesia in Indonesia’s balance of payments report, with first quarter 2021 data as published by Bank Indonesia in Bank Indonesia’s balance of payments report for the first quarter 2021.

Foreign Relations and International and Regional Organizations

The following table shows Indonesia’s capital participation in major international financial organizations as of April 30, 2021.

			As of April 30, 2021 contributed capital
Name of organization	Year of admission		Subscribed	Paid in
	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		8,375.4	418.8
IMF(1)	1966	(2)	6,675.1	6,675.1
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	2,778.3	167.2
International Development Association	1968		141.6	65.0
International Finance Corporation	1968	(3)	241.0	241.0
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,579.8	209.0
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.7	0.4
Islamic Corporation For The Development Of The Private Sector	1992		22.3	22.2
International Fund for Agricultural Development	1977		82.0	78.0
Common Fund for Commodities	1980		1.3	1.3
Credit Guarantee and Investment Facility	2012		21.6	15.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source:    Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on April 30, 2021 of U.S.$1.43599 to SDR 1.
(2)	Indonesia rejoined the IMF and the International Bank for Reconstruction and Development in 1966, it originally became a member of these organizations in 1954 and resigned its memberships in 1965.
(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in ID (ID 1 = SDR 1). See footnote (1) above.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The following tables show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Three Months Ended March 31,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	307,606	2.0	83,094	2.1	76,459	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,760,435	17.9	700,528	17.9	710,965	17.9

Total Manufacturing Industry	3,068,042	19.9	783,622	20.0	787,424	19.8
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,995,470	12.9	517,642	13.2	519,848	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,574,977	10.2	368,399	9.4	388,811	9.8
Forestry and Logging	108,640	0.7	25,468	0.6	23,974	0.6
Fishery	431,469	2.8	109,637	2.8	109,971	2.8

Total Agriculture, Forestry, and Fishery	2,115,086	13.7	503,503	12.8	522,756	13.2
Mining and Quarrying
Oil, Gas and Geothermal Mining	332,560	2.2	94,956	2.4	104,176	2.6
Coal and Lignite Mining	283,195	1.8	84,282	2.1	95,672	2.4
Metal Ore	130,957	0.8	27,035	0.7	41,566	1.0
Other Mining and Quarrying	246,831	1.6	61,147	1.6	61,990	1.6

Total Mining and Quarrying	993,542	6.4	267,420	6.8	303,403	7.6
Construction	1,652,660	10.7	419,714	10.7	428,662	10.8
Government Administration, Defense Compulsory Social Security	580,175	3.8	141,389	3.6	137,466	3.5
Information and Communication	695,839	4.5	166,869	4.3	181,836	4.6
Transportation and Warehousing	689,701	4.5	202,881	5.2	169,661	4.3
Financial and Insurance Service	696,066	4.5	184,403	4.7	181,827	4.6
Education Service	549,397	3.6	129,855	3.3	128,699	3.2
Other*	1,837,029	11.9	477,307	12.2	76,932	1.9

Gross Value Added at Basic Prices	14,873,005	96.4	3,794,607	96.7	3,828,379	96.5
Taxes less Subsidies on Products	561,147	3.6	127,950	3.3	140,699	3.5

Total GDP	15,434,152	100.0	3,922,557	100.0	3,969,078	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,		Three Months Ended March 31,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	202,604	1.9	54,860	2.0	50,638	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,007,317	18.7	511,892	18.9	508,269	18.9

Total Manufacturing Industry	2,209,920	20.6	566,752	21.0	558,908	20.8
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,386,695	12.9	355,938	13.2	351,552	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,060,823	9.9	242,867	9.0	254,558	9.5
Forestry and Logging	63,196	0.6	15,089	0.6	13,742	0.5
Fishery	254,112	2.4	64,495	2.4	63,650	2.4

Total Agriculture, Forestry, and Fishery	1,378,131	12.9	322,451	11.9	331,950	12.4
Mining and Quarrying
Oil, Gas and Geothermal Mining	272,583	2.5	70,549	2.6	65,701	2.4
Coal and Lignite Mining	245,499	2.3	65,457	2.4	60,845	2.3
Metal Ore	105,829	1.0	23,119	0.9	28,778	1.1
Other Mining and Quarrying	166,564	1.6	41,660	1.5	41,402	1.5

Total Mining and Quarrying	790,475	7.4	200,784	7.4	196,726	7.3
Construction	1,072,335	10.0	273,625	10.1	271,471	10.1
Government Administration, Defense Compulsory Social Security	365,441	3.4	90,468	3.3	87,806	3.3
Information and Communication	651,931	6.1	156,011	5.8	169,623	6.3
Transportation and Warehousing	393,482	3.7	112,013	4.1	97,316	3.6
Financial and Insurance Service	457,482	4.3	120,736	4.5	177,122	6.6
Education Service	350,330	3.3	83,927	3.1	82,578	3.1
Other*	1,276,373	11.9	332,263	12.3	49,683	1.9

Gross Value Added at Basic Prices	10,332,595	96.4	2,614,967	96.7	2,588,002	96.5
Taxes less Subsidies on Products	389,848	3.6	88,183	3.3	95,110	3.5

Total GDP	10,722,443	100.0	2,703,149	100.0	2,683,112	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In the first quarter of 2021, Indonesia’s manufacturing industry contracted by 1.4%. This was due to a 0.7% contraction in the non-coal, oil and gas manufacturing industry as compared to the same period in 2020 and a 7.7% contraction in the coal, oil and gas refinery industry as compared to the same period in 2020.

Wholesale and retail trade; repair of motor vehicles and motorcycles

In the first quarter of 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector declined by 1.2% as compared to the same period in 2020. This was driven by the trade of cars, motorbikes and their repair with growth contraction of 5.5%, which was caused by a 0.2% decrease in sales of cars and motorbikes and wholesale and retail trade, not cars and bicycles, due to the closure of a number of retail outlets.

Agriculture, forestry and fishery

In the first quarter of 2021, the agriculture, forestry and fishery sector grew by 3.0% as compared to the same period in 2020. This growth was mainly driven by the agriculture, livestock, hunting and agriculture subsector, which grew by 4.8% compared to the same period in 2020.

Mining and Quarrying

In the first quarter of 2021, the mining and quarrying sector contracted by 2.0%, as compared to the same period in 2020. This was mainly driven by the oil, gas and geothermal mining subsector, which contracted by 6.9% compared to the same period in 2020, while the coal and lignite mining subsector contracted by 7.1% compared to the same period in 2020.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	Year Ended December 31,	Six Months Ended June 30,
	2020P	2021P
	(in U.S. dollars per barrel)
ICP(1)	40.4	70.2

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)

ICP is calculated as the sum of the Dated Brent and Alpha prices. Dated Brent is calculated based on the publication average of the current month, while Alpha is calculated based on publication average within the current month or the publication average within the current month and the previous month, taking into account the quality of crude oil, development of international crude oil prices, and/or national energy resilience.

Construction

In the first quarter of 2021, the construction sector contracted by 0.8%, compared to the same period in 2020. This was primarily due to a decrease in the index construction value and reduced construction activity as a result of the Covid-19 pandemic, which led to delayed completion of infrastructure projects.

Transportation and Warehousing

In the first quarter of 2021, the transportation and warehousing sector contracted by 13.1%, compared to the same period in 2020. This was partly due to mobility restriction during the Covid-19 pandemic.

Information and Communication

In the first quarter of 2021, the information and communication sector grew by 8.7%, compared to the same period in 2020. This was primarily due to an increase in data traffic in telecommunications industry as a result of the work-from-home and school-from-home arrangements.

Gross Domestic Product by Expenditure

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Three Months Ended March 31,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	15,434,152	100.0	3,922,557	100.0	3,969,078	100.0
Add: Imports of goods and services	2,472,899	16.0	687,067	17.5	718,059	18.1

Total supply of goods and services	17,907,051	116.0	4,609,624	117.5	4,687,137	118.1
Less: Exports of goods and services	2,649,787	17.2	681,791	17.4	761,088	19.2

Total domestic expenditure	15,257,264	98.9	3,927,833	100.1	3,926,049	98.9

Allocation of total domestic expenditure:
Household consumption expenditure	8,900,011	57.7	2,280,069	58.1	2,259,443	56.9
NPISHs consumption expenditure	201,276	1.3	50,270	1.3	48,678	1.2
Government consumption expenditure	1,433,686	9.3	254,831	6.5	265,942	6.7

Total consumption	10,534,974	68.3	2,585,170	65.9	2,574,063	64.9
Gross domestic fixed capital formation	4,897,786	31.7	1,249,549	31.9	1,269,479	32.0
Change in inventories (residual)(1)	(175,496)	(1.1)	93,114	2.4	82,506	2.1

Total domestic expenditure	15,257,264	98.9	3,927,833	100.1	3,926,049	98.9

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Year Ended December 31,		Three Months Ended March 31,
	2020P	%	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,722,443	100.0	2,703,149	100.0	2,683,112	100.0
Add: Imports of goods and services	1,740,166	16.2	471,650	17.4	496,517	18.5

Total supply of goods and services	12,462,609	116.2	3,174,799	117.4	3,179,629	118.5
Less: Exports of goods and services	2,092,038	19.5	547,350	20.2	584,238	21.8

Total domestic expenditure	10,370,571	96.7	2,627,449	97.2	2,595,391	96.7

Allocation of total domestic expenditure:
Household consumption expenditure	5,780,218	53.9	1,483,329	54.0	1,450,300	54.1
NPISHs consumption expenditure	130,193	1.2	32,626	1.2	31,146	1.2
Government consumption expenditure	872,558	8.1	159,531	5.9	164,257	6.1

Total consumption	6,782,970	63.3	1,675,487	62.0	1,645,703	61.3
Gross domestic fixed capital formation	3,419,704	31.9	876,316	32.4	874,341	32.6
Change in inventories (residual)(1)	167,897	1.6	75,646	2.8	75,347	2.8

Total domestic expenditure	10,370,571	96.7	2,627,449	97.2	2,595,391	96.7

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of June 30,
	2020	2021
CPI(1)	105.7	106.5
Annual percentage year-on-year	1.7%	1.3%

Source:    BPS

(1)

Calculated on the basis of 2018 CPI = 100 for 2020 and 2021. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.

Inflation by Commodity(1)(2)

	Year Ended December 31,	Six Months Ended June 30,
	2020	2020	2021
Food, drinks, and tobacco	3.6	3.0	1.9
Clothing and Footwear	1.0	1.3	1.2
Housing, water, electricity, and household fuel	0.4	1.1	0.3
Household equipment, tools, and routine maintenance	1.0	1.7	1.8
Health	2.8	4.2	1.9
Transportation	(0.9)	(1.0)	0.1
Information, communication, and financial services	(0.4)	(0.3)	0.01
Recreation, sports, and culture	0.7	1.4	1.0
Education	1.4	3.7	1.6
Food and beverage providers/restaurant	2.3	3.0	2.7
Personal care and other services	5.8	5.7	3.5

Source:    BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia. The categories of commodities measured under the cost of living survey changed between the 2012 and the 2018 surveys. Accordingly, inflation by commodity for 2020 and 2021 may not be directly comparable to prior periods.

As of June 2021, annual inflation was 1.3%, which was lower than the 1.7% annual inflation in May 2021 and the 1.7% annual inflation in December 2020. This was primarily due to smaller increases in the prices for almost all commodities, such as food, drinks and tobacco; health; education; and personal care and other services, which increased at 1.9%, 1.9%, 1.6% and 3.5%, respectively. The CPI in Indonesia decreased by 0.2% in June 2021 from the previous month.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of August 2020(1)		As of February 2021(1)
	(in millions)%		(in millions)%
Agriculture, forestry and fishery	38.2	29.8	38.8	29.6
Mining and quarrying	1.4	1.1	1.4	1.0
Manufacturing industry	17.5	13.6	17.8	13.6
Electricity, gas, and water supply	0.3	0.2	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.5	0.4
Construction	8.1	6.3	7.9	6.1
Wholesale and retail trade, repair of motor vehicles and motorcycles	24.7	19.2	25.2	19.2
Transportation and storage	5.6	4.4	5.3	4.1
Accommodation and food service activities	8.5	6.7	9.2	7.0
Information and communication	0.9	0.7	1.1	0.8
Financial and insurance activities	1.6	1.2	1.5	1.2
Real estate activities	0.4	0.3	0.5	0.4
Business activities	1.8	1.4	1.9	1.4
Public administration and defence, compulsory social security	4.6	3.6	4.7	3.6
Education	6.0	4.7	6.5	5.0
Human health and social work activities	2.0	1.6	2.3	1.8
Other service activities	6.4	5.0	6.4	4.9

Total	128.5	100.0	131.1	100.0

Source:    BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of August 2020		As of February 2021
	(in millions)	% (1)	(in millions)	% (1)
Male	77.8	60.5	78.6	59.9
Female	50.7	39.5	52.5	40.1

Total	128.5	100.0	131.1	100.0

Source:    BPS

P	Preliminary.
(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the period indicated.(1)

	As of August 2020		As of February 2021
	(in millions)%		(in millions)%
Employed	128.5	92.9	131.1	93.7
Unemployed(2)	9.8	7.1	8.8	6.3

Total	138.2	100.0	139.8	100.0

Source:    BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Income Distribution

As of March 2021, Indonesia had a Gini Index of 0.384. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality. In practice, the lowest value does not go below 0.2 and the highest value may reach 0.6.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 27.5 million, or 10.1% of the population, as of March 2021.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In the first quarter of 2021, Java contributed 58.7% of the country’s GDP, Sumatera contributed 21.5%, Kalimantan contributed 8.1%, Sulawesi contributed 6.5%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.4%.

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	19,323	5,076	5,191
Debt instrument	(639)	(86)	(63)

Total direct investments	18,685	4,990	5,128

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Portfolio investments:
Equity securities	(4,362)	(714)	847
Debt securities	8,928	(5,541)	4,378

Total portfolio investments	4,566	(6,255)	5,225
Financial derivatives	(1,291)	(619)	(240)
Other investments	2,457	3,539	(894)

Total foreign investment	24,417	1,655	9,219

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
North America	793	588	223
USA	622	430	213
Canada	17	2	10
Other North America(2)	154	156	0
Central and South America	1,551	667	327
Argentina	0	0	0
Brazil	3	2	(2)
Mexico	0	0	0
Cayman Islands	100	49	(6)
Other Central and South America	1,447	616	335
Europe	(1,000)	61	47
European Union	(990)	57	26
Austria	59	7	14
Belgium	(17)	(7)	2
Denmark	5	(2)	(13)
Finland	15	(0)	(2)
France	(45)	(79)	6
Germany	(48)	40	(17)
Greece	0	(0)	0
Ireland	61	34	39
Italy	(409)	(159)	(125)
Luxembourg	0	12	(1)
Netherlands	(94)	31	210
Portugal	0	(0)	0
Spain	12	7	20
Sweden	(8)	(1)	0
United Kingdom	(520)	175	(105)
Other European Union	0	0	(1)
Russia	23	(0)	0
Turkey	4	6	7
Other Europe	(37)	(1)	14

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Asia	16,676	4,039	4,246
Japan	2,083	1,522	233
People’s Republic of China	872	129	511
South Korea	1,530	577	412
India	303	(13)	80
Hong Kong SAR	2,618	1,075	1,012
Taiwan	694	70	9
Saudi Arabia	39	39	0
ASEAN	7,956	729	2,009
Brunei Darussalam	0	0	0
Cambodia	2	3	1
Lao PDR	—	—	—
Malaysia	414	398	13
Myanmar	1	0	0
Philippines	1	2	3
Singapore	4,201	264	1,932
Thailand	3,212	61	58
Vietnam	126	1	3
Other Asia	581	(90)	(21)
Australia and Oceania	191	92	100
Australia	186	89	99
New Zealand	4	2	0
Other Australia and Oceania	1	1	0
Africa	(29)	(79)	(23)
South Africa	25	1	0
Other Africa	(55)	(80)	(23)
Others	(81)	(110)	6

Total	18,101	5,259	4,925

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity capital(1)	19,323	5,076	5,191
Debt instruments:
Inflow	41,111	10,353	10,090
Outflow	(41,750)	(10,439)	(10,153)
Total debt instruments	(639)	(86)	(63)

Total direct investments	18,685	4,990	5,128

Memorandum(2)
Direct investment in Indonesia	18,101	5,259	4,925

Source:    Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2020, despite the exceptional global financial market uncertainty caused by the Covid-19 pandemic, net foreign direct investment was maintained at U.S.$18.7 billion, down from U.S.$25.0 billion in 2019. Foreign direct investment inflows in 2020 were primarily attributable to a net inflow of equity capital relating to the acquisition of a domestic bank by a company from Thailand and in the form of debt instruments relating to global bond issuances by mining companies through foreign affiliates. The financial intermediaries and manufacturing sectors were still the main contributors to net foreign direct investment inflows in 2020. ASEAN countries were the main contributors to foreign direct investment inflows, followed by China and other Asian emerging markets.

In the first quarter of 2021, net foreign direct investment was U.S.$5.1 billion, which represented a slight increase from U.S.$5.0 billion in the first quarter of 2020. Foreign investors’ sustained confidence in Indonesia’s economic outlook has resulted in a surplus in direct investment. The manufacturing sectors (among others pharmaceuticals and mining product processing) and financial intermediaries were the main contributors to net foreign direct investment inflows in the first quarter of 2021. China and other Asian emerging countries were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity securities:
Inflows	44,300	12,069	15,957
(Outflows)	(48,662)	(12,783)	(15,111)
Net equity securities	(4,362)	(714)	847
Debt securities (net)	8,928	(5,541)	4,378

Total portfolio investments	4,566	(6,255)	5,225

Source:    Bank Indonesia

P	Preliminary.

In the first quarter of 2021, foreign capital inflows in the form of portfolio investments were U.S.$5.2 billion, thereby reversing the U.S.$6.3 billion outflows recorded in the same period of 2020 amid maintained positive investor perceptions of domestic economic outlook despite ongoing global financial market uncertainty. The surplus in the first quarter of 2021 was primarily attributable to the issuance of global bonds and increasing foreign capital inflows in the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,902	1,232	227
Debt repayments	(5,502)	(1,084)	(972)

Total bank sector	(1,600)	147	(745)
Corporate sector:
Disbursements	20,919	7,117	3,392
Debt repayments	(17,853)	(4,788)	(3,883)

Total corporate sector	3,065	2,329	(491)
Other (net)(1)	992	1,063	341

Total other investments	2,457	3,539	(894)

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first quarter of 2021, foreign other investments recorded a deficit of U.S.$0.9 billion, reversing the surplus of U.S.$3.5 billion in the first quarter of 2020. The deficit was primarily stemming from a net repayment of government and corporate sector loans.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,184	479	277
Forestry	43	16	17
Fishery	48	35	5
Mining	2,005	483	509

Total Primary Sector	3,280	1,012	807

Secondary sector:
Food Industry	1,592	298	968
Textile Industry	280	65	98
Leather Goods & Footwear Industry	214	52	75
Wood Industry	85	14	11
Paper and Printing Industry	943	126	123
Chemical and Pharmaceutical Industry	1,743	569	494
Rubber and Plastic Industry	291	88	59
Non Metallic Mineral Industry	248	119	85
Metal, Industry not Machinery & Electronic Industry	5,969	1,524	1,712
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	601	127	226
Motor Vehicles & Other Transport Equipment Industry	942	75	597
Other Industry	294	13	25

Total Secondary Sector	13,202	3,070	4,474

Tertiary sector:
Electricity, Gas & Water Supply	4,614	869	598
Construction	190	41	5
Trade & Repair	434	60	77
Hotel & Restaurant	441	220	76
Transportation, Storage & Communication	3,580	807	843
Housing, Ind. Estate & Office Building	2,191	603	536
Other Services	733	122	236

Total Tertiary Sector	12,184	2,721	2,372

Total	28,666	6,804	7,653

Source:    BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in billions of Rupiah)
Primary Sector
Food Crops, Plantation & Livestock	32,096	10,318	9,890
Forestry	1,164	517	134
Fishery	565	37	191
Mining	13,755	5,373	4,578

Total Primary Sector	47,580	16,244	14,793

Secondary sector:
Food Industry	27,873	7,308	7,614
Textile Industry	2,103	61	813
Leather Goods & Footwear Industry	395	20	115
Wood Industry	1,263	469	56
Paper and Printing Industry	3,746	1,181	3,102
Chemical and Pharmaceutical Industry	22,526	1,635	2,238
Rubber and Plastic Industry	4,429	1,770	1,227
Non Metallic Mineral Industry	5,862	2,633	4,216
Metal, Industry not Machinery & Electronic Industry	8,858	2,597	2,863
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,156	159	49
Motor Vehicles & Other Transport Equipment Industry	2,556	1,057	472
Other Industry	2,051	903	205

Total Secondary Sector	82,818	19,792	22,971

Tertiary sector:
Electricity, Gas & Water Supply	35,519	5,528	11,471
Construction	68,289	14,123	9,563
Trade & Repair	16,748	3,948	4,888
Hotel & Restaurant	10,203	2,611	5,734
Transportation, Storage & Communication	93,283	37,649	13,299
Housing, Ind. Estate & Office Building	44,853	9,116	21,610
Other Services	14,243	3,724	3,689

Total Tertiary Sector	283,138	76,698	70,253

Total	413,536	112,734	108,017

Source:    BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	8,480	2,308	3,009
Non-oil and gas exports (f.o.b.)	154,875	39,429	46,360

Total exports (f.o.b.)	163,355	41,737	49,370
Total imports (c.i.f.)	(142,147)	(39,145)	(43,587)

Balance of trade	21,208	2,592	5,782

Source:    Bank Indonesia

P	Preliminary.

In the first quarter of 2021, Indonesia recorded a trade surplus of U.S.$5.8 billion, higher than the U.S.$2.6 billion surplus in the same period of 2020. The higher trade surplus was caused by 18.3% year-on-year increase in exports, which was higher than the 11.3% year-on-year increase in imports. The improvement of exports performance was due to growing demand in trading partner countries, coupled with higher international commodity prices. Consistent with stronger exports and domestic demand, imports also experienced an uptick compare to the same period last year.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Six Months Ended June 30,
	2020R	2020R	2021P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	154,940.7	72,400.9	97,058.0
Oil and gas exports	8,251.1	3,928.2	5,815.3

Total exports	163,191.8	76,329.1	102,873.3

Imports:
Non-oil and gas imports	127,312.0	63,373.0	79,492.2
Oil and gas imports	14,256.8	7,530.2	11,518.1

Total imports	141,568.8	70,903.2	91,010.3

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General merchandise	157,813,244	40,034,577	48,885,448
Agricultural
Coffee bean	808,635	200,402	192,760
Tea	66,850	16,544	16,996
Spices	706,632	134,478	167,054
Tobacco	63,743	13,534	8,658
Cocoa bean	77,023	17,584	9,355
Shrimp and prawn	1,558,668	354,861	373,787
Other agricultural products	2,911,091	720,930	742,479

Total Agricultural products	6,192,642	1,458,333	1,511,089

Manufacture products
Textile and Textile products	10,598,554	3,128,007	3,022,614
Processed wood products	3,514,645	899,732	952,608
Palm oils	17,289,749	4,026,469	5,783,002
Chemicals	3,957,653	1,018,087	1,580,301
Base metal products	16,696,618	3,746,276	5,318,450
Electrical apparatus, measuring instruments and others	9,400,790	2,302,699	2,712,986
Cement	322,887	50,869	117,474
Paper and paper products	4,243,152	1,013,110	1,075,494
Processed rubber	5,264,533	1,425,929	1,792,135
Oil products(1)	1,312,539	357,628	352,605
Liquefied Petroleum Gas(1)	416	126	996
Other manufacture products	51,720,860	12,897,894	15,607,326

Total Manufacture products	124,322,396	30,866,825	38,315,992

Mining products
Copper ore	2,412,204	122,146	754,194
Nickel ore	0	0	0
Coal	16,443,058	5,213,944	5,321,965
Bauxite	555,518	142,967	92,945
Crude oil(1)	1,426,591	175,933	1,054,862
Natural Gas(1)	5,111,340	1,590,493	1,366,632
o/w LNG	3,359,689	1,026,135	707,201
Other mining products	404,904	113,563	103,708

Total Mining products	26,353,614	7,359,046	8,694,307

Other merchandise(2)	944,593	350,372	364,061
Other goods(3)	5,541,878	1,702,698	484,098

Total Exports	163,355,122	41,737,275	49,369,546

Memorandum(4)
Non-oil & gas exports	154,874,741	39,429,110	46,360,248
Oil & gas exports	8,480,381	2,308,160	3,009,298

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,594,853	4,819,146	5,601,024
Canada	782,733	201,019	240,159
Other North America	1,021	198	445
Total North America	19,378,608	5,020,364	5,841,628
Central and South America
Argentina	157,271	44,213	51,560
Brazil	1,017,307	255,879	337,429
Mexico	883,204	283,195	291,674
Other Central and South America	1,112,753	305,256	390,103

Total Central and South America	3,170,535	888,543	1,070,766

Total America	22,549,143	5,908,906	6,912,394

Europe
European Union
Netherlands	3,106,339	766,342	974,541
Belgium	1,175,519	297,646	338,264
United Kingdom	1,264,374	303,155	324,128
Italy	1,740,505	482,731	479,052
Germany	2,407,245	615,933	711,099
France	913,922	266,959	242,281
Spain	1,509,349	435,103	414,804
Other European Union	2,106,142	573,643	595,274

Total European Union	14.223.394	3,741,512	4,079,442

Russia	971,609	205,785	337,461
Turkey	1,046,747	293,830	306,466
Other Europe	2,796,242	563,231	349,052

Total Europe	19,037,992	4,804,359	5,072,420

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	128,789	29,709	46,626
Philippines	5,892,160	1,546,248	1,883,210
Cambodia	540,472	169,749	152,067
PDR Laos	5,038	1,726	1,876
Malaysia	7,985,113	1,976,967	2,682,706
Myanmar	1,030,922	267,931	256,389
Singapore	10,817,048	3,510,774	2,785,259
Thailand	5,086,067	1,487,386	1,897,154
Vietnam	4,937,619	1,194,745	1,539,826

Total ASEAN	36,423,227	10,185,234	11,245,112

Hong Kong SAR	2,003,349	689,925	364,129
India	10,350,802	2,926,425	2,867,838
Iraq	185,901	29,711	39,834
Japan	13,472,202	3,648,503	4,006,068
South Korea	6,334,797	1,673,599	1,796,799
Pakistan	2,374,442	525,091	781,210
People’s Republic of China	31,557,501	6,276,529	10,138,426
Saudi Arabia	1,337,231	414,569	421,690
Taiwan	4,232,878	972,069	1,105,539
Other Asia and Middle East	5,714,233	1,745,007	2,006,401

Total Asia and Middle East	113,986,564	29,086,663	34,773,046

Australia and Oceania
Australia	2,506,086	508,171	818,510
New Zealand	479,782	127,917	152,643
Other Australia and Oceania	373,653	90,914	87,686

Total Australia and Oceania	3,359,521	727,002	1,058,839

Africa
South Africa	572,239	151,441	202,615
Other Africa	2,912,644	709,992	987,542

Total Africa	3,484,883	861,433	1,190,157

Unclassified exports(1)	937,019	348,912	362,689

Total (f.o.b.)	163,355,122	41,737,275	49,369,546

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General Merchandise	140,245,219	38,736,860	42,995,662
Consumption Goods
Food and beverages, primary, mainly for household	2,311,232	323,722	471,954
Food and beverages, processed, mainly for household	3,123,868	696,798	790,734
Passenger motor cars	305,712	117,641	83,709
Transport equipment, nonindustrial	202,426	46,626	49,938
Durable consumer goods	1,777,178	445,456	532,287
Semi-durable consumer goods	3,198,551	845,710	861,799
Non-durable consumer goods	2,608,670	696,017	1,106,765
Fuels and lubricants, processed, oil products(2)	3,666,469	1,263,271	1,407,833
Goods not elsewhere specified	781,049	311,893	107,699

Total Consumption Goods	17,975,155	4,747,134	5,412,718

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,006,804	1,448,384	1,521,473
Food and beverages, processed, mainly for industry	3,763,531	931,973	1,320,039
Industrial supplies, primary	4,545,622	1,132,309	1,398,531
Industrial supplies, processed	48,763,004	13,578,991	15,580,687
Parts and accessories for capital goods	17,749,286	4,582,805	5,038,574
Parts and accessories for transport equipment	5,800,391	1,915,330	1,720,737
Fuels and lubricants, primary	4,459,708	1,790,877	1,772,456
o/w Crude oil(2)	3,557,106	1,553,478	1,450,389
Fuels and lubricants, processed	7,772,769	2,443,433	2,526,834
o/w Oil products(2)	4,533,505	1,472,252	1,436,624
o/w Liquefied Petroleum Gas(2)	2,809,927	881,795	963,820

Total Raw materials and auxiliary goods	97,861,114	27,824,102	30,879,332

Capital Goods
Capital goods (except transport equipment)	21,970,509	5,430,573	5,782,210
Passenger motor cars	305,712	117,641	83,709
Other transport equipment, industrial	1,714,339	469,566	731,017

Total Capital Goods	23,990,560	6,017,779	6,596,937

Other merchandise(3)	418,390	147,845	106,676
Other goods(4)	1,901,635	407,927	591,523

Total	142,146,854	39,144,787	43,587,186

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
America
North America
United States of America	8,417,952	2,029,839	2,307,340
Canada	1,623,021	386,475	459,439
Other North America	1	0	0

Total North America	10,040,973	2,416,315	2,766,779

Central and South America
Argentina	1,740,897	699,543	440,661
Brazil	2,275,776	414,532	744,824
Mexico	238,295	64,477	58,645
Other Central and South America	500,835	125,173	127,170
Total Central and South America	4,755,804	1,303,725	1,371,300

Total America	14,796,777	3,720,040	4,138,079

Europe
European Union
Netherlands	820,167	222,715	203,788
Belgium	513,385	139,679	111,006
United Kingdom	984,941	241,765	226,358
Italy	1,521,690	402,584	449,412
Germany	2,939,619	781,109	669,681
France	1,420,698	352,320	313,124
Spain	440,412	118,257	116,106
Other European Union	2,412,368	606,610	492,622

Total European Union	11,053,278	2,865,039	2,582,097

Russia	843,722	235,146	217,150
Turkey	273,981	81,699	76,116
Other Europe	2,317,252	605,834	365,487

Total Europe	14,488,232	3,787,719	3,240,850

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	71,940	38,827	39,382
Philippines	556,337	176,101	292,139
Cambodia	44,258	15,487	13,883
PDR Laos	42,290	15,957	8,428
Malaysia	6,992,397	1,872,764	2,086,555
Myanmar	187,175	61,475	51,688
Singapore	13,895,102	4,086,720	4,264,343
Thailand	6,289,009	2,181,287	1,981,556
Vietnam	2,983,247	916,671	1,067,373

Total ASEAN	31,061,756	9,365,288	9,805,348

Hong Kong SAR	4,015,843	1,085,971	1,272,889
India	3,595,103	936,002	1,583,594
Iraq	301	12	21
Japan	11,001,764	3,686,279	3,238,004
South Korea	7,063,543	2,021,574	2,423,393
Pakistan	196,596	67,556	80,293
People’s Republic of China	38,202,228	8,793,741	11,513,507
Saudi Arabia	2,559,806	772,186	926,014
Taiwan	3,610,972	1,006,840	953,254
Other Asia and Middle East	3,791,845	1,210,418	1,188,159

Total Asia and Middle East	105,099,757	28,945,866	32,984,475

Australia and Oceania
Australia	4,499,423	1,381,683	1,995,725
New Zealand	750,076	183,243	213,852
Other Australia and Oceania	167,923	26,069	5,098

Total Australia and Oceania	5,417,421	1,590,995	2,214,675

Africa
South Africa	258,480	50,293	127,085
Other Africa	1,667,797	902,029	775,347

Total Africa	1,926,277	952,322	902,431

Unclassified imports(2)	418,390	147,845	106,676

Total	142,146,854	39,144,787	43,587,186

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

	Year Ended December 31,	Three Months Ended March 31,
	2020P	2020P	2021P
		(in millions of U.S. dollars)
Current account	(4,341)	(3,426)	(997)
Goods(2)	28,214	4,507	7,911
Total exports (f.o.b.)	163,355	41,737	49,370
Non-oil and gas exports	154,875	39,429	46,360
Oil and gas exports	8,480	2,308	3,009
Total imports (f.o.b.)	(135,141)	(37,231)	(41,458)
Non-oil and gas imports	(121,275)	(32,306)	(36,463)
Oil and gas imports	(13,867)	(4,925)	(4,995)
Services	(9,596)	(1,719)	(3,422)
Primary income	(28,891)	(7,905)	(6,917)
Secondary income	5,932	1,692	1,431
Capital account	37	1	2
Financial account(4)	7,608	(3,025)	5,560
(i) Public sector	3,413	(8,478)	998
Portfolio investment	1,424	(8,138)	1,528
Assets	—	—	—
Liabilities	1,424	(8,138)	1,528
Other investment	1,989	(341)	(530)
Assets	—	—	—
Liabilities	1,989	(341)	(530)
Loans	1,989	(341)	(530)
Drawings	8,166	817	760
Repayments	(6,177)	(1,158)	(1,290)
Other liabilities	—	—	—
(ii) Private sector	4,195	5,453	4,561
Direct investment	13,650	4,288	4,147
Assets	(5,035)	(702)	(982)
Liabilities	18,685	4,990	5,128
Portfolio investment	1,944	1,794	3,374
Assets	(1,199)	(88)	(323)
Liabilities	3,143	1,883	3,696
Financial derivatives	18	(326)	110
Other investment	(11,417)	(303)	(3,069)
Assets	(11,885)	(4,182)	(2,705)
Liabilities	468	3,879	(364)
Errors and omissions	(706)	(2,095)	(501)
Overall balance	2,597	(8,545)	4,065
Reserves and related items	(2,597)	8,545	(4,065)
Memorandum(3)
Reserve asset position	135,897	120,969	137,095

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2020, the current account deficit decreased considerably to U.S.$4.3 billion compared to a U.S.$30.3 billion deficit in 2019. The lower current account deficit was primarily due to higher goods trade surplus and lower primary income deficit. The higher goods trade surplus in 2020 was driven by rapid growth of the non-oil and gas trade surplus coupled with a narrower oil and gas trade deficit. In addition, lower primary income deficit in line with the ongoing Covid-19 pandemic coupled with exceptional global financial market uncertainty, which fed through to deteriorating corporate performance and lower foreign capital inflows in the form of direct investment, portfolio investment and other investment. On the other hand, the services trade deficit recorded a wider deficit which was primarily caused by reduction in the travel services trade surplus due to a precipitous decline of international and domestic travelers caused by closed borders and mobility restrictions to prevent Covid-19 transmission.

The capital and financial account surplus decreased to U.S.$7.6 billion in 2020 compared to a U.S.$36.6 billion surplus in 2019, primarily due to a net outflow of portfolio investment at the beginning of the year in response to global financial market panic stoked by rapid Covid-19 transmission around the world.

Indonesia’s overall balance of payments in 2020 recorded a surplus of U.S.$2.6 billion, accompanied by a higher position of reserve assets from U.S.$129.2 billion at the end of 2019 to U.S.$135.9 billion at the end of 2020.

After recording a deficit of U.S.$3.4 billion in the first quarter of 2020, the current account recorded a smaller deficit of U.S.$1.0 billion in the first quarter of 2021. The reduced deficit was primarily supported by a goods trade surplus due to stronger exports in line with increasing demand in Indonesia’s main trading partners and rising global commodities prices. The primary income account also recorded a narrower deficit from the same quarter in the prior year due to declining dividend payments of direct investment. On the other hand, the services trade balance deficit increased, mainly due to a lower surplus in travel as a result of a declining number of international travelers visiting Indonesia during the Covid-19 pandemic.

The capital and financial account recorded a surplus of U.S.$5.6 billion in the first quarter of 2021, after experiencing deficit of U.S.$3.0 billion in the same period of 2020, primarily supported by portfolio investment. Foreign capital inflows in portfolio investment continued to increase in line with positive investor perceptions of domestic economic outlook amidst ongoing global financial market uncertainty.

Indonesia’s overall balance of payments in the first quarter of 2021 recorded a surplus of U.S.$4.1 billion, accompanied by official reserve assets of U.S.$137.1 billion as of March 31, 2021, an increase from U.S.$121.0 billion as of March 31, 2020.

Financial System

The Banking System

As of March 31, 2021, total banking assets were Rp9,448.3 trillion, consisting of commercial bank assets of Rp9,276.4 trillion and rural bank assets (including assets of sharia rural banks) of Rp171.8 trillion.

Islamic Financial System

As of March 31, 2021, of the 90 underwriters licensed by OJK, only 26 were involved in issuances of Sukuk, and only 62 of the 98 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

As of March 31, 2021, assets of Sharia banks were Rp408.1 trillion, or 4.4% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of June 30,
	2020P	2021P
Base Money (M0)	1,147,200	1,069,791
Currency in Circulation(1)	898,870	832,385
Commercial Banks Demand Deposits at Bank Indonesia	246,807	235,722
Private sector Demand Deposits	1,523	1,685
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,147,200	1,069,791
Net Foreign Assets	1,877,480	1,955,082
Claims on Non-Residents	1,997,927	2,076,179
Liabilities to Non-Resident	(120,447)	(121,097)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(191,278)	(318,697)
Claims on central Government	124,326	115,585
Liabilities to central Government	(315,605)	(434,281)
Claims on Other Sectors	9,805	9,813
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,805	9,813
Open Market Operations(3)	(15,312)	1,955
Other Liabilities to Commercial & Rural Banks	(58,222)	(83,094)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(447,681)	(442,926)
Net Other items	(27,649)	(52,398)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of March 31, 2021

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	107		9,276.4		74.5
Rural credit banks(1)	1,661		171.8		1.4

Total banking	1,768		9,448.3		75.9

Insurance:
Life insurance	59		585.6		4.7
General insurance & Reinsurance	84		217.9		1.6
Social insurance(2)	5		691.6		5.6

Total insurance	148		1,495.1		12.0

Pension funds:
Financial institution pension funds	24		110.0		0.9
Employer pension funds	194		205.7		1.7

Total pension funds	218		315.7		2.5

Finance companies(3)	173		440.1		3.5
Venture capital companies	61		21.7		0.2
Securities companies	124	(4)	60.7	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,227		565.9		4.5
Credit guarantee companies	22		32.8		0.3
Pawn shops	98		73.5		0.6

Total	47		12,453.7		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 26 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of March 31,
	2020P	2021P
	(in trillions of Rupiah)
Assets
Loans	5,547.6	5,556.0
Interbank Assets	252.8	245.9
Placements at Bank Indonesia	775.4	787.1
Securities (including Government Bonds)	1,466.9	1,589.2
Equity Participation	55.0	60.5
Other Claims	656.5	689.3
Others	423.6	348.4
Total Assets	9,177.8	9,276.4
Liabilities
Third Party Funds	6,665.4	6,804.6
Liabilities owed to Bank Indonesia	6.0	6.7
Interbank Liabilities	176.7	166.3
Securities	125.1	121.5
Borrowing	270.0	253.7
Other Liabilities	135.0	102.6
Guarantee Deposits	4.4	3.3
Others	526.2	526.2
Capital:
Paid in Capital	229.6	244.3
Reserves	73.7	76.7
Current Earnings/Loss	104.7	33.0
Retained Earnings/Loss	612.6	662.6
Estimates of Additional Paid in Capital	192.2	181.0
Others	56.2	63.7
Total Liabilities	9,177.8	9,276.4

Source:    OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of March 31,
	2020P	2021P
	(percentages)
CAR	23.8	24.2

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of March 31,
	2020P	2021P
	(percentages)
Gross NPL ratio	3.1	3.2

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the five months ended May 31, 2021.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	7,038.7
Listed shares (in billions of shares)	6,385.9
Average daily transaction value (in billions of Rupiah)(1)	13,676.8
Average daily transaction volume (in millions of shares)(1)	18,304.9

Source:    IDX

(1)	For the five months ended May 31, 2021.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of May 31, 2021, the market capitalization of the JII was Rp1,856.13 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 436 Sharia stocks which are listed on the IDX as of May 31, 2021. As of May 31, 2021, the market capitalization of the ISSI was Rp3,399.63 trillion.

Monetary Policy

Bank Indonesia has continued and strengthened its policy mix since the outbreak of the Covid-19 pandemic to support the national economic recovery and maintain financial system stability. Bank Indonesia directs all of its policy mix instruments - monetary, macroprudential, and payment systems - to support the national economic recovery, in close coordination with the Government and the Financial System Stability Committee.

In April 2021, Bank Indonesia maintained the BI Repo Rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with the need to maintain Rupiah exchange rate stability amidst elevated global financial market uncertainty despite projected low inflation. Supporting the national economic recovery effort, Bank Indonesia has optimized its accommodating monetary and macroprudential policy mix and accelerated payment system digitalization. Bank Indonesia maintained an accommodative macroprudential policy by holding the countercyclical capital buffer at 0%, the macroprudential liquidity buffer at 6% with repo flexibility at 6%, as well as the sharia macroprudential liquidity buffer at 4.5% with repo flexibility also at 4.5%. Furthermore, in order to accelerate monetary policy transmission to lending rates in the banking industry and stimulate lending and financing to the corporate sector, Bank Indonesia strengthened prime lending rate transparency in the banking industry, while coordinating with the Government and other relevant authorities.

In May 2021, Bank Indonesia maintained the BI Repo Rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with projected low inflation and efforts to maintain Rupiah exchange rate stability, while accelerating national economic recovery. Bank Indonesia continues to optimize the accommodative monetary and macroprudential policy mix, while accelerating payment system digitalization in Indonesia to strengthen the national economic recovery. Bank Indonesia maintained prime lending rate transparency in the banking industry with an emphasis on prime lending rate components, including the cost of funds, overhead costs and profit margin, and addressed the interest-rate rigidity affecting new loans. Bank Indonesia also lowered the upper limit on credit card interest rates from 2% to 1.75% per month to support interest rate policy transmission and cashless transaction efficiency, effective from July 1, 2021. Additionally, Bank Indonesia also strengthened the accommodative macroprudential policy stance by refining the MSME credit ratio into the macroprudential inclusive financing ratio by expanding the scope of bank partners to disburse inclusive financing as well as through inclusive financing securitization and other business models, amongst others. Other recent monetary policy decisions include expanding money market deepening efforts by accelerating the establishment of a central counterparty as well as standardizing repo transactions for clearing via the central counterparty, promoting trade and investment as well as continuing to socialize the use of local currency settlement in conjunction with other relevant institutions.

In June 2021, Bank Indonesia maintained the BI Repo Rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with projected low inflation and efforts to maintain Rupiah exchange rate stability, while boosting the economic recovery. Bank Indonesia continues to optimize the accommodative monetary and macroprudential policy mix and accelerate payment system digitalization in Indonesia to support the national economic recovery. Bank Indonesia strengthened prime lending rate transparency in the banking industry with an emphasis on suppressing higher interest rates on new loans, the affecting factors (increasing risk perception and profit margin) as well as prime lending rate analysis at individual banks. Bank Indonesia also extended the policy of lower late payment penalties on credit cards at 1% of the outstanding balance, or a maximum of Rp100,000, until December 31, 2021, to encourage the use of credit cards as a private consumption buffer to support the national economic recovery. Other recent monetary policy decisions include accelerating the money market deepening program by strengthening the corresponding regulatory framework and implementing the Multi-Matching Electronic Trading Platform (ETP), specifically targeting the Rupiah money market and foreign exchange market.

To stimulate national economic recovery and maintain financial system stability, Bank Indonesia introduced monetary stimuli in the form of quantitative easing. Beginning in 2020, Bank Indonesia has injected liquidity through quantitative easing to the banking industry totaling Rp820.61 trillion (5.30% of GDP), consisting of Rp726.57 trillion in 2020 and Rp94.03 trillion in 2021 (as of June 15, 2021).

Synergy between monetary expansion and fiscal stimuli has been strengthened through government securities purchases by Bank Indonesia in the primary market. After making purchases in the primary market totaling Rp473.42 trillion to fund the 2020 State Budget, Bank Indonesia continues to purchase government securities in the primary market to help fund the 2021 State Budget through mechanisms pursuant to the Joint Decree issued by the Minister of Finance and Governor of Bank Indonesia on April 16, 2020, which was subsequently extended on December 11, 2020 until December 31, 2021. As of June 15, 2021, Bank Indonesia has purchased government securities in the primary market totaling Rp116.26 trillion, consisting of Rp40.80 trillion through primary auction and Rp75.46 trillion through greenshoe options.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2020P	1,147,200	760,045	1,095,580	1,855,625	5,021,205	23,220	6,900,049
2021 (As of May 31)P	1,092,435	743,655	1,118,233	1,861,887	5,114,819	18,165	6,994,871

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2020P	1,711,188	818,727	5,126,988	707,246
2021 (As of May 31)P	1,765,829	765,259	5,147,117	792,210

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of December 31, 2020, broad money experienced faster growth on the back of narrow money and quasi-money. Totaling Rp6,900.0 trillion, broad money growth accelerated to 12.4% (year on year) compared to 6.5% (year on year) growth as of the end of the previous year. Narrow money growth increased to 18.5% (year on year) compared to 7.4% (year on year) as of the end of the previous year, in line with increases recorded in terms of currency outside banks and Rupiah demand deposits. Quasi-money growth increased to 10.5% (year on year), compared to the 6.1% (year on year) at the end of the previous year, due to increases in all components, namely time deposits, saving deposits and foreign currency demand deposits.

As of May 31, 2021, broad money grew by 8,1% (year on year) compared to 10.4% (year on year) as of the same date in the previous year, resulting from slower growth in quasi money. Quasi-money growth decreased to 6.8% (year on year) compared to 10.5% (year on year) at the same date in the previous year, mainly due to a decrease in all its components, namely time deposits, saving deposits and foreign currency demand deposits. Meanwhile, narrow money growth increased to 12.6% (year on year) as of May 31, 2021 compared to 9.7% (year on year) as of the same date in the previous year, due to faster growth in currency outside banks.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,285.1	1,444.5	625.0	680.0
Non-tax revenue	343.8	298.2	185.7	206.9
Total domestic revenues	1,629.0	1,742.7	810.7	886.9
Grants	18.8	0.9	1.9	0.02

Total revenues and grants	1,647.8	1,743.6	812.6	886.9

Expenditures:
Central government expenditures	1,833.0	1,954.5	668.8	796.3
Transfer to regions and rural fund	762.5	795.5	400.9	373.9

Total expenditures	2,595.5	2,750.0	1,069.7	1,170.1

Primary balance(1)	(633.6)	(633.1)	(99.6)	(116.3)
Surplus/(deficit)	(947.7)	(1,006.4)	(257.2)	(283.2)

Financing:(2)
Debt Financing	1,229.6	1,177.4	421.4	443.0
Investment Financing	(104.7)	(184.5)	(6.0)	(25.6)
On-Lending	1.0	0.4	1.0	1.6
Government Guarantee	(3.6)	(2.7)	(0.4)	0.0
Other Financing	70.9	15.8	0.2	0.1

Total Financing	1,193.3	1,006.4	416.2	419.2

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2020, total financing of Rp1,193.3 trillion exceeded the 2020 deficit of Rp947.7 trillion and the Government added the difference of Rp245.6 trillion to its reserves.

2021 Budget

For the six months ended June 30, 2021, the realization of total Government revenues (including grants) for 2021 was Rp886.9 trillion, or 50.9% of the targeted amount set out in the 2021 Budget. Total Government revenues consisted of Rp680.0 trillion in tax revenues, Rp206.9 trillion in non-tax revenues and Rp0.02 trillion in grants. Total Government expenditures realization amounted to Rp1,170.1 trillion, or 42.5% of the projected expenditures in the 2021 Budget. Total expenditures consisted of Rp796.3 trillion in central Government expenditure and Rp373.9 trillion in transfers to regions and rural funds. Primary balance realization amounted to Rp(116.3) trillion, deficit realization was Rp283.2 trillion and financing realization amounted to Rp419.2 million.

Realization of 2020 Budget

The key macroeconomic results for 2020, as compared with the key macroeconomic assumptions underlying the revised 2020 Budget, are as follows:

•	an economic growth rate of minus 2.1%, compared to 0.5% in the 2020 Revised Budget;

•	an inflation rate of 1.7%, compared to 3.0% in the 2020 Revised Budget;

•	a three-month Indonesian treasury bills yield of 3.2%, compared to 4.5% in the 2020 Revised Budget;

•	an exchange rate of Rp14,577 to U.S.$1, compared to Rp15,300 to U.S.$1 in the 2020 Revised Budget;

•	an ICP of U.S.$40.4 per barrel, compared to ICP of U.S.$33.0 per barrel in the 2020 Revised Budget;

•	an oil production by the Republic of 707 thousand barrels of oil per day, compared with 705 thousand barrels of oil per day in the 2020 Revised Budget; and

•	gas production by the Republic of 983 million barrels of oil equivalent of gas per day, compared to 992 million barrels of oil equivalent of gas per day in the 2020 revised Budget.

The realization of total Government revenues (including grants) for 2020 was Rp1,647.8 trillion, or 96.9% of the targeted amount set out in the 2020 Revised Budget, primarily driven by lower domestic tax revenues. Total Government revenues consisted of Rp1,285.1 trillion in tax revenue and Rp343.8 trillion in non-tax revenues. During 2020, total Government expenditures realization amounted to Rp2,595.5 trillion, or 94.8% of the projected expenditures in the 2020 Revised Budget. Total expenditures consisted of Rp1,833.0 trillion in central Government expenditure and Rp762.5 trillion in transfers to regions and rural funds. The total Government expenditures realization for 2020, as a percentage of the projected expenditures in the 2020 Revised Budget, was better than the corresponding performance in 2019. The better realization for 2020 was mainly driven by the higher realization of social assistance which reached Rp202.5 trillion or 116.1% of the 2020 Revised Budget, mainly due to the expansion of the distribution of social assistance to the community in the context of dealing with the impact of the Covid-19 pandemic.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	33.0	45.8	18.1	22.3
Non-oil and gas	561.0	638.0	312.3	303.2

Total income tax	594.0	683.8	330.3	325.5
Value added tax (VAT)	450.3	518.5	189.5	217.7
Land and building tax	21.0	14.8	9.1	10.0
Excises	176.3	180.0	75.4	91.3
Other taxes	6.8	12.4	2.8	4.6

Total domestic taxes	1,248.4	1,409.6	607.2	649.1
International trade taxes:
Import duties	32.4	33.2	16.5	17.7
Export tax	4.3	1.8	1.3	13.2

Total international trade taxes	36.7	35.0	17.8	30.9

Total tax revenues	1,285.1	1,444.5	625.0	680.0

Non-tax revenues:
Natural resources:
Oil	44.9	57.9	28.0	33.3
Gas	24.2	17.1	13.7	6.6

Total oil and gas	69.1	75.0	41.7	39.9
General mining	21.2	22.1	10.2	16.5
Forestry	4.4	4.6	1.6	2.2
Fishery	0.6	1.0	0.3	0.3
Geothermal	2.0	1.4	0.7	0.8

Total non-oil and gas	28.1	29.1	12.8	19.8

Total natural resources	97.2	104.1	54.5	59.7
Profit transfer from SOEs	66.1	26.1	46.2	15.9
Other non-tax revenues	111.2	109.2	54.4	70.9
Public Service Agency (BLU) Income(1)	69.3	58.8	30.6	60.3

Total non-tax revenues	343.8	298.2	185.7	206.9

Total domestic revenues	1,629.0	1,742.7	810.7	886.9

Grants	18.8	0.9	1.9	0.0
Total revenues and grants	1,647.8	1,743.6	812.6	886.9

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Government revenues decreased by 16.0% from Rp1,960.6 trillion in 2019 to Rp1,647.8 trillion in 2020, caused by reduced economic activities due to the Covid-19 pandemic and provision of tax incentives. By the end of 2020, total tax revenues decreased by 16.9% from Rp1,546.1 trillion in 2019 to Rp1,285.1 trillion in 2020, mainly driven by decreases in almost all tax revenues. Total non-tax revenues decreased by 15.9% from Rp409.0 trillion in 2019 to Rp343.8 trillion in 2020. This was mainly due to a decrease in the average price of Indonesian crude oil, measured by the ICP, and a decrease in oil and gas lifting, compared to 2019.

Government revenues increased by 9.1% from Rp812.6 trillion in the six months ended June 30, 2020 to Rp886.9 trillion in the six months ended June 30, 2021, caused by increases in tax revenues. From the six months ended June 30, 2020 to the six months ended June 30, 2021, total tax revenues increased by 8.8% from Rp625.0 trillion to Rp680.0 trillion, primarily due to the recovery of economic activity and the increase in commodity prices which encourage production, consumption and international trade activities, and total non-tax revenue increased by 11.4% from Rp185.7 trillion to Rp206.9 trillion, primarily due to the increasing average crude oil prices and commodity prices since the beginning of 2021.

The tax ratio, which is calculated by taking tax revenue and non-tax revenue from oil, gas and general mining over gross domestic product, was 8.9% in 2020.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	380.5	421.1	192.1	210.5
Good and services expenditures	422.3	362.5	99.7	178.5
Capital expenditures	190.9	246.8	37.7	71.6
Interest payments:
Domestic debt	297.2	355.1	148.0	161.2
Foreign debt	16.9	18.2	9.6	5.7
Total interest payments	314.1	373.3	157.6	166.9
Subsidies:
Energy subsidies	97.4	110.5	48.3	59.5
Non-energy subsidies	98.8	64.8	22.5	20.4
Total subsidies	196.2	175.4	70.8	79.9
Grant expenditures	6.3	6.8	0.7	0.4
Social assistance(1)	202.5	161.4	99.4	76.0
Other expenditures	120.0	207.3	10.9	12.4

Total central Government expenditures	1,833.0	1,954.5	668.8	796.3

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.9	102.0	41.6	44.4
General allocation funds	381.6	390.3	226.5	206.4
Total general transfer funds	475.5	492.3	268.1	250.8
Specific allocation funds:
Physical special allocation fund	50.2	65.2	5.3	4.8
Non-physical special allocation fund	126.4	131.2	71.9	77.3
Total specific allocation funds	176.6	196.4	77.2	82.2
Total balanced funds	652.1	688.7	345.3	333.0
Regional incentive fund	18.5	13.5	8.5	6.8
Specific autonomy funds(2)	19.6	20.0	5.9	5.8
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.1	1.1
Total Transfer to Regions	691.4	723.5	360.7	346.6
Rural Fund	71.1	72.0	40.2	27.2

Total transfers to regions and Rural Fund	762.5	795.5	400.9	373.9

Total Government expenditures	2,595.5	2,750.0	1,069.7	1,170.1

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Fuel Prices and Subsidies

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	97.4	110.5	48.3	59.5
Non-energy subsidies	98.8	64.8	22.5	20.4
Total subsidies	196.2	175.4	70.8	79.9

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year Ended December 31,
	2020L	2021B
	(percentages)
General public services	29.3	26.9
Defense	7.5	7.0
Public order and safety	8.4	8.5
Economic affairs	21.8	26.2
Environmental protection	0.7	0.9
Housing and community amenities	1.2	1.7
Health	5.7	5.7
Tourism and culture	0.2	0.3
Religion	0.5	0.6
Education	8.5	9.0
Social protection	16.1	13.3
Total	100.0	100.0

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2020U	2021B
	(in trillions of Rupiah)
Education	473.7	550.0
Infrastructure	286.5	417.4
Energy Subsidy	108.8	110.5
Health	178.5	169.7

Source:    Ministry of Finance

U	LKPP (Financial Report of Central Government/Unaudited).
B	Budget.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	1,177.2	1,207.3	430.4	464.0
Loans
Domestic loans (net)	2.4	1.0	(0.4)	(0.3)
Foreign loans:
Gross drawings:
Program loan	102.3	21.9	26.6	16.4
Project loan	38.9	29.5	9.8	6.0
Total gross drawing	141.1	51.4	36.4	22.5
Amortization	(91.0)	(82.3)	(45.0)	(43.1)
Total foreign loan (net)	50.1	(30.9)	(8.6)	(20.7)
Total loans (net)	52.5	(29.9)	(9.0)	(20.9)

Total debt financing	1,229.6	1,177.4	421.4	443.0

Investment financing
Investment to SOEs	(31.3)	(37.4)	0.0	0.0
Investment to other institutions	(25.0)	(5.0)	0.0	0.0
Investment to public service agencies	(31.3)	(60.7)	(6.0)	(15.6)
Investment in financial organisations/institutions	(0.7)	(0.9)	0.0	0.0
Revenue of investment	22.0	—	0.0	—
Government’s Investments	(38.4)	(10.0)	0.0	(10.0)
Others investment financing	—	(70.4)	0.0	0.0

Total investment financing	(104.7)	(184.5)	(6.0)	(25.6)

	Year Ended December 31,		Six Months Ended June 30,
	2020L	2021B	2020	2021P
	(in trillions of Rupiah)
Lending
On-lending to SOEs/local government/institutions/other agencies:	1.0	0.4	1.0	1.6
Total lending	1.0	0.4	1.0	1.6
Mandatory guarantee	(3.6)	(2.7)	(0.4)	0.0
Other financing	70.9	15.8	0.2	0.1

Total financing (net)	1,193.3	1,006.4	416.2	419.2

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditures

Total Government expenditures in 2020 reached Rp2,595.5 trillion or an increase of 12.4% from Rp2,309.3 trillion in 2019, in line with the countercyclical State Budget policy strategy adopted by the Government to withstand the impact of the Covid-19 pandemic. Total central Government expenditure increased by 22.5% from Rp1,496.3 trillion in 2019 to Rp1,833.0 trillion in 2020. Total transfers to regions and rural fund decreased by 6.2% from Rp813.0 trillion in 2019 to Rp762.5 trillion in 2020 primarily due to lower general allocation funds realization, which also has lower budget allocation in the Revised 2020 Budget No. 2 compared to 2019.

Total Government expenditures in the six months ended June 30, 2021 reached Rp1,170.1 trillion or an increase of 9.4% from Rp1,069.7 trillion in the six months ended June 30, 2020, primarily due to higher central Government expenditures to support Government programs in handling Covid-19 and economic recovery. From the six months ended June 30, 2020 to the six months ended June 30, 2021, total central Government expenditure increased by 19.1% from Rp668.8 trillion to Rp796.3 trillion, primarily due to higher realization in good and service expenditures, which was mainly driven by the realization for health care and vaccination, assistance for micro, small and medium enterprises (MSME), as well as the distribution of various government social programs. Total transfers to regions and rural fund decreased by 6.8% from Rp400.9 trillion to Rp373.9 trillion, primarily due to lower general allocation funds realization.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2019 revenue as a percentage of the 2019 GDP at current prices and (ii) LKPP unaudited revenues for 2020 as a percentage of the 2020 GDP at current prices, respectively.

Government Revenues

	2019 LKPP Audited	2020 LKPP Audited
	(percentage of 2019 GDP)	(percentage of 2020 GDP)
Total revenues and grants (in trillions of Rupiah)	1,960.6	1,647.8
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.4%	0.2%
Non-oil and gas	4.5%	3.6%
Total income tax	4.9%	3.8%
Value added tax (VAT)	3.4%	2.9%
Land and building tax	0.1%	0.1%
Excises	1.1%	1.1%
Other taxes	0.0%	0.0%
Total domestic taxes	9.5%	8.1%
International trade taxes:
Import duties	0.2%	0.2%
Export tax	0.0%	0.0%
Total international trade taxes	0.3%	0.2%

Total tax revenue	9.8%	8.3%

Non-tax revenues:
Natural resources:
Oil	0.5%	0.3%
Gas	0.2%	0.2%
Total oil and gas	0.8%	0.4%
General Mining	0.2%	0.1%
Forestry	0.0%	0.0%
Fishery	0.0%	0.0%
Geothermal	0.0%	0.0%
Total non-oil and gas	0.2%	0.2%
Total natural resources	1.0%	0.6%
Profit transfer from SOEs	0.5%	0.4%
Other non-tax revenues	0.8%	0.7%
Public Service Agency (BLU) Income(1)	0.3%	0.4%

Total non-tax revenues	2.6%	2.2%

Total domestic revenues	12.3%	10.6%

Grants	0.0%	0.1%
Total Revenues and Grants	12.4%	10.7%

Source:    Ministry of Finance

(1)

Includes Government’s share of Bank Indonesia’s profits, representing amounts in excess of Bank Indonesia’s capital ratio requirements. The excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2019 expenditures as a percentage of the 2019 GDP and (ii) LKPP audited expenditures for 2020 as a percentage of 2020 GDP, respectively.

Government Expenditure

	2019 LKPP Audited	2020 LKPP Audited
	(percentages of 2019 GDP)	(percentages of 2020 GDP)
Total expenditures (in trillions of Rupiah)	2,309.3	2,595.5
Central Government expenditures:
Personnel expenditures	2.4%	2.5%
Good and services expenditures	2.1%	2.7%
Capital expenditures	1.1%	1.2%
Interest payments:
Domestic debt	1.6%	1.9%
Foreign debt	0.1%	0.1%
Total interest payments	1.7%	2.0%
Subsidies:
Energy subsidies	0.9%	0.6%
Non-energy subsidies	0.4%	0.6%
Total subsidies	1.3%	1.3%
Grant expenditures	0.0%	0.0%
Social assistance(1)	0.7%	1.3%
Other expenditures	0.1%	0.8%

Total central Government expenditures	9.5%	11.9%

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.7%	0.6%
General allocation funds	2.7%	2.5%
Total general transfer funds	3.3%	3.1%
Specific allocation funds:
Physical special allocation fund	0.4%	0.3%
Non-physical special allocation fund	0.8%	0.8%
Total specific allocation funds	1.2%	1.1%
Total balanced funds	4.5%	4.2%
Regional incentive fund	0.1%	0.1%
Specific autonomy funds(2)	0.1%	0.1%
Specific Fund for Special Region of Yogyakarta	0.0%	0.0%
Total transfer to Regions	4.7%	4.5%
Rural Fund	0.4%	0.5%

Total transfer to regions and rural fund	5.1%	4.9%

Total Government expenditures	14.6%	16.8%

Source:    Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2019 deficit financing as a percentage of the 2019 GDP and (ii) LKPP audited 2020 deficit financing as a percentage of preliminary 2020 GDP, respectively.

Government Deficit Financing

	2019 LKPP Audited	2020 LKPP Audited
	(percentages of 2019 GDP)	(percentages of 2020 GDP)
Total financing (net) (in trillions of Rupiah)	402.1	1,193.3
Debt financing
Government securities (net)	2.8%	7.6%
Loans
Domestic loans (net)	0.0%	0.0%
Foreign loans:
Gross drawings:
Program loan	0.2%	0.7%
Project loan	0.2%	0.3%
Total gross drawing	0.5%	0.9%
Amortization	(0.5)%	(0.6)%
Total foreign loan (net)	(0.1)%	0.3%
Total loans (net)	(0.1)%	0.3%
Total debt financing	2.8%	8.0%
Investment financing
Investment to SOEs	(0.1)%	(0.2)%
Investment to other institutions	(0.0)%	(0.2)%
Investment to public service agencies	(0.2)%	(0.2)%
Investment in financial organisations/institutions	(0.0)%	0.0%
Revenue of investment	0.0%	0.1%
Government’s investments	—	(0.2)%
Total investment financing	(0.3)%	(0.7)%
Lending
On-lending to SOEs/local government/institutions/other agencies:	(0.0)%	0.0%
Total lending	(0.0)%	0.0%
Mandatory guarantee	—	0.0%
Other financing	0.1%	0.5%
Total financing (net)	2.5%	7.7%

Source: Ministry of Finance

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of May 31, 2021, the central Government’s foreign debt-to-GDP ratio was 12.9%, with foreign debt to total debt ratio of 32.0%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of May 31,
	2020P	2021P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	32.9	32.6
Bilateral creditors	23.7	22.2
Commercial(2)	87.8	88.9
Total	144.4	143.6
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.7%	12.9%

Source: Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of April 30, 2021, 61.9% and 38.1% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of April 30, 2021 was U.S.$146.8 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of May 31,
	2020P	2021P
	(in millions of U.S. dollars)
Bilateral loans	23,662.5	22,168.4
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,285.4	18,746.9
Asian Development Bank	10,947.5	11,112.3
Islamic Development Bank	1,305.6	1,288.7
Nordic Investment Bank	9.4	8.9
European Investment Bank	—	—
International Fund for Agricultural Development	195.7	200.7
Asian Infrastructure Development Bank	1,167.6	1,214.4
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	32,911.1	32,571.9

Total loans	56,573.6	54,740.3

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of May 31,
	2020P		2021P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	97,990	97,990	94,308.2	94,308.2
Japanese yen	2,207,056	21,354	2,439,119.2	22,241.6
Euros	17,494	21,494	19,346.7	23,601.0
SDR	862	1,241	796.5	1,149.7
British pounds	17	23	1.7	2.4
Others	Multiple Currencies	2,314	Multiple Currencies	2,292.5
Total	N/A	144,415	N/A	143,595.4

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of May 31, 2021, 65.7%, 15.5%, 16.4% and 2.4% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2020R	9.4	4.4	13.8
2021*	11.9	4.1	16.0
2022**	12.3	3.9	16.2
2023**	13.1	3.7	16.7
2024**	13.0	3.3	16.3

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to May 31, 2021 and (ii) projected principal and interest payments to be made from June 1, 2021 to December 31, 2021 based on external debt outstanding as of May 31, 2021.

**	Projected based on external debt outstanding as of May 31, 2021.

External Debt of Bank Indonesia

As of December 31, 2020 and March 31, 2021, external debt of Bank Indonesia amounted to U.S.$2,852 million and U.S.$2,806 million, respectively, entirely comprising multilateral debt, and commercial debt was nil as of both of the same dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2020	0.0	0.0	0.0
2021*(1)	0.0	2.1	2.1

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of April 15, 2021.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of March 31, 2021.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State Owned Enterprises(1)

	As of December 31,	As of April 30,
	2020P	2021P
	(in millions of U.S. dollars)
Financial institutions:
Bank	8,807	9,764
Non-bank	3,370	3,368

Total financial institutions	12,177	13,132
Non-financial institutions	45,692	47,309

Total	57,869	60,441

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of May 31,
	2020P	2021P
	(in trillions of Rupiah)
Total domestic public debt(1)	4,037.6	4,365.9

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2020R	306.3	233.8	540.1
2021*	340.6	271.1	611.7
2022**	265.0	260.6	525.6
2023**	323.3	246.1	569.4
2024**	361.7	219.0	580.8

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to May 31, 2021 and (ii) projected principal and interest payments to be made from June 1, 2021 to December 31, 2021 based on domestic debt outstanding as of May 31, 2021.

**	Projected based on domestic debt outstanding as of May 31, 2021.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average
	Rupiah per U.S. dollar
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021^	14,225	14,263

Source:    Bank Indonesia

^	As of June 15, 2021 (average exchange rate on year-to-date basis).

As of June 15, 2021, the Rupiah depreciated by 1.23% to Rp14,225 per U.S. dollar from Rp14,050 per U.S. dollar as of December 30, 2020, but on average the Rupiah appreciated by 1.84% year to date to Rp14,263 per U.S. dollar. Rupiah stability was supported by an increase of foreign capital inflows to domestic financial markets due to positive perception of investors towards a promising domestic economic outlook, despite recent pressures caused by US Treasury yield fluctuations.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2020P	As of June 30, 2021P
	(in millions of U.S. dollars, except for months)
Gold	4,758	4,438
SDRs	1,605	1,590
Reserve position with the IMF	1,135	1,131
Foreign exchange and others	128,398	129,933

Total	135,897	137,093

Total as number of months of imports and Government external debt repayments	9.8	8.8

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of June 30, 2021, foreign reserves increased to U.S.$137.1 billion, equivalent to 8.8 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Regional Swap Arrangements of the Republic

As of June 30, 2021, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2020P	As of May 31, 2021P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.4	40.5
Debt service to GDP ratio	4.8	3.1
Total public debt of the central Government (in billions of U.S.$)(1)	430.7	449.1
—% in Loans	14.0	13.1
—% in Bonds	86.0	86.9

Source:    Ministry of Finance, Bank Indonesia

P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of May 31, 2021, the central Government’s debt-to-GDP ratio was 40.5%, with U.S.$449.1 billion of total public debt of the central Government, 13.1% of which are in loans and 86.9% are in bonds.